Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 Telephone 972.233.8242 Fax 972.233.7362

CAPITAL SOUTHWEST CORPORATION ANNOUNCES JUNE 30, 2015 NET ASSET VALUE

DALLAS – August 6, 2015 – The board of directors of Capital Southwest Corporation (NASDAQ: CSWC), a publicly traded business development company, reported total net assets at June 30, 2015 of $768,785,910, equivalent to $49.33 per share.  Comparative data is summarized below:

	June 30, 2015	March 31, 2015	June 30, 2014
Net assets	$768,785,910	$767,418,530	$788,683,940

Shares outstanding	15,583,332	15,565,332	15,413,532

Net assets per share	$49.33	$49.30	$51.17

During the quarter ended June 30, 2015, net assets increased by $1,367,380. This increase is primarily attributable to an increase in unrealized appreciation of our investments of $4,244,999 and a net realized gain of $748,556 offset by a net investment loss of $2,829,675 and the distribution of our semi-annual dividend of $1,542,237. The net investment loss for the quarter included $420,000 in dividends and management fees from the portfolio companies that will be included in the planned spinoff of CSW Industrials, Inc. as well as $1,237,889 in nonrecurring spinoff expenses.

Assuming reinvestment of all dividends and tax credits on retained long-term capital gains, the June 30, 2015 net asset value per share was 0.3% greater than the net asset value of $49.30 per share at March 31, 2015 and 5.8% above the June 30, 2014 net asset value of $51.17 per share.

About Capital Southwest Corporation

Capital Southwest Corporation (CSWC) is a Dallas-based publicly traded business development company (“BDC”), with approximately $775 million in assets. On December 2, 2014, Capital Southwest announced its intent to separate into two public companies through the spin-off of certain of its assets into a diversified industrial growth company, CSW Industrials, Inc. (“CSWI”), and to refocus the BDC on lending to strong middle market companies. As a result, Capital Southwest is currently active in the market executing its new investment strategy concentrating on investments ranging from $5 million to $20 million in senior “unitranche” debt, second lien and subordinated debt, as well as equity co-investments in support of the acquisition and growth of middle market companies. The control companies that will be contributed by Capital Southwest to CSWI prior to the spin-off are actively seeking growth through add-on acquisitions. Since Capital Southwest's formation in 1961, it has always sought to invest in companies with strong management teams and sound financial performance. As a public company, Capital Southwest is fortunate to have the flexibility to be creative in its financing structures and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 relating to, among other things, the completion of and expected benefits associated with the proposed spin-off of certain of Capital Southwest's assets into CSWI, a new, independent, publicly traded company, and the business, financial condition and results of operations of Capital Southwest, including the businesses of CSWI. Any statements preceded or followed by or that include the words “believe,” “expect,” “intend,” “plan,” “should” or words, phrases or similar expressions or the negative thereof, are intended to identify forward-looking statements. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Capital Southwest. There are a number of risks and uncertainties that could cause Capital Southwest's actual results to differ materially from the forward-looking statements included in this communication. These risks and uncertainties include, but are not limited to, risks relating to Capital Southwest's ability to obtain all necessary approvals to complete, and to otherwise complete, the proposed spin-off transaction and to achieve the expected benefits therefrom.

In light of these risks, uncertainties, assumptions, and other factors inherent in forward-looking statements, actual results may differ materially from those discussed in this communication. Other unknown or unpredictable factors could also have a material adverse effect on Capital Southwest's actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties applicable to Capital Southwest and its business, see Capital Southwest's Annual Report on Form 10-K for the fiscal year ended March 31, 2015 and subsequent filings with the Securities and Exchange Commission. As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Capital Southwest does not assume any obligation to update these forward-looking statements to reflect any new information, subsequent events or circumstances, or otherwise, except as may be required by law.

Contact:	Joseph B. Armes
214-884-3820